Exhibit 99.1
PRESS RELEASE
Source: Handy & Harman Ltd.

Handy & Harman Ltd. Reports 2016 Fourth Quarter and Full-Year Financial Results;
Provides Outlook for 2017

New York, N.Y., February 28, 2017 - Handy & Harman Ltd. (NASDAQ(CM): HNH), a diversified global industrial company, today announced operating results for the fourth quarter and year ended December 31, 2016, as summarized in the following paragraphs. For a full discussion of the results, please see the Company's Form 10-K as filed with the U.S. Securities and Exchange Commission, which can be found at www.handyharman.com.

HNH reported an increase in net sales to $235.9 million for the 2016 fourth quarter, from $163.9 million for the same period in 2015. Loss from continuing operations before tax and equity investment was $16.2 million in the fourth quarter of 2016, compared with income of $8.4 million in the 2015 period. Loss from continuing operations, net of tax, for the fourth quarter of 2016 was $18.7 million, or $1.53 per basic and diluted common share, compared with income of $3.0 million, or $0.25 per basic and diluted common share, for the same period in 2015.

For the year ended December 31, 2016, net sales grew to $828.3 million, from $649.5 million in 2015. Income from continuing operations before tax and equity investment for 2016 was $8.4 million, compared with $41.5 million in 2015. Loss from continuing operations, net of tax, for the year was $10.9 million, or $0.89 per basic and diluted common share, compared with income of $17.0 million, or $1.49 per basic and diluted common share, in 2015.

Results for the fourth quarter and year ended December 31, 2016 include certain significant acquisition and integration-related charges associated with the Company's recently completed acquisitions, as well as other non-cash goodwill and asset impairment charges resulting from a decline in market conditions and demand for certain of the Company's Performance Materials product lines, and HNH's continual focus on operational productivity and site rationalization.

For the 2016 fourth quarter, the Company recorded a non-cash goodwill impairment charge of $24.3 million. For the full 2016 year, the Company recorded non-cash asset impairment charges totaling $10.4 million, as well as acquisition costs totaling $3.2 million and non-cash charges of $1.9 million due to the amortization of the fair value adjustments to acquisition-date inventories. Comparable charges during 2015 included acquisition costs totaling $1.0 million and non-cash charges of $3.7 million due to the amortization of the fair value adjustments to acquisition-date inventories, as well as asset impairment charges of $1.4 million.

HNH generated a 51.4% increase in Adjusted EBITDA for the 2016 fourth quarter to $28.9 million, from $19.1 million for the same period in 2015. For the full 2016 year, Adjusted EBITDA increased 34.7% to $106.7 million, from $79.2 million in 2015. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of Adjusted EBITDA.

"Our sales and Adjusted EBITDA performance in 2016 reflect the Company's continued focus on enhancing value through profitable growth and accretive acquisitions," said Bill Fejes, President and CEO of Handy & Harman Group Ltd. "During 2016, we completed a series of transactions to further enhance our product offerings and position the Company for growth in our niche markets. We concentrated on integrating our acquired companies and initiating processes to enhance efficiencies. During 2017, we expect to continue to evaluate our product portfolio and infrastructure costs to enhance future productivity, and to invest in R&D to rapidly scale growth opportunities," Fejes added.

Outlook

Based on current information, the Company anticipates full-year 2017 net sales and Adjusted EBITDA in the ranges of $0.871 billion to $1.064 billion, and $113 million to $139 million, respectively.

The Company's outlook for the first quarter of 2017 is for net sales between $207 million and $253 million and Adjusted EBITDA between $21 million and $27 million.

Financial Summary

	Three Months Ended		Year Ended
(in thousands, except per share)	December 31,		December 31,
	2016	2015	2016	2015
Net sales	$235,906	$163,872	$828,343	$649,468
Gross profit	66,556	44,554	227,911	178,214
Gross profit margin	28.2%	27.2%	27.5%	27.4%
Operating (loss) income	(14,914)	9,287	15,049	45,914
(Loss) income from continuing operations before tax and equity investment	(16,223)	8,421	8,375	41,520
Tax provision	2,105	4,137	13,893	17,997
Loss from associated company, net of tax	373	1,245	5,426	6,532
(Loss) income from continuing operations, net of tax	(18,701)	3,039	(10,944)	16,991
Net (loss) income from discontinued operations	—	(762)	—	89,372
Net (loss) income	$(18,701)	$2,277	$(10,944)	$106,363
Basic and diluted (loss) income per share of common stock
(Loss) income from continuing operations, net of tax, per share	$(1.53)	$0.25	$(0.89)	$1.49
Discontinued operations, net of tax, per share	—	(0.06)	—	7.86
Net (loss) income per share	$(1.53)	$0.19	$(0.89)	$9.35

Segment Results

Statement of Operations Data	Three Months Ended		Year Ended
(in thousands)	December 31,		December 31,
	2016	2015	2016	2015
Net sales:
Joining Materials	$41,471	$38,608	$175,477	$182,702
Tubing	18,219	18,210	77,630	79,539
Building Materials	66,505	59,018	284,567	266,859
Performance Materials	25,366	31,470	101,567	59,535
Electrical Products	68,493	—	128,636	—
Kasco	15,852	16,566	60,466	60,833
Total net sales	$235,906	$163,872	$828,343	$649,468

Segment operating (loss) income:
Joining Materials	$1,743	$3,728	$14,348	$19,906
Tubing	3,003	2,855	13,962	13,081
Building Materials	10,691	8,537	44,479	37,480
Performance Materials	(24,670)	188	(32,078)	(2,212)
Electrical Products	1,218	—	(1,804)	—
Kasco	552	1,274	3,040	4,336
Total segment operating (loss) income	(7,463)	16,582	41,947	72,591
Unallocated corporate expenses and non-operating units	(5,674)	(5,476)	(19,379)	(19,259)
Unallocated pension expense	(2,035)	(1,573)	(8,139)	(7,480)
Gain (loss) from asset dispositions	258	(246)	620	62
Operating (loss) income	(14,914)	9,287	15,049	45,914
Interest expense	(2,714)	(1,115)	(7,198)	(4,598)
Realized and unrealized gain on derivatives	962	315	148	588
Other income (expense)	443	(66)	376	(384)
(Loss) income from continuing operations before tax and equity investment	$(16,223)	$8,421	$8,375	$41,520

Supplemental Non-GAAP Disclosures

Adjusted EBITDA	Three Months Ended		Year Ended
(in thousands)	December 31,		December 31,
	2016	2015	2016	2015
(Loss) income from continuing operations, net of tax	$(18,701)	$3,039	$(10,944)	$16,991
Add (Deduct):
Loss from associated company, net of tax	373	1,245	5,426	6,532
Tax provision	2,105	4,137	13,893	17,997
Interest expense	2,714	1,115	7,198	4,598
Non-cash derivative and hedge gain on precious metal contracts	(962)	(315)	(148)	(588)
Non-cash adjustment to precious metal inventory valued at LIFO	(149)	197	429	(44)
Depreciation and amortization	16,313	5,832	40,097	18,380
Non-cash pension expense	2,035	1,573	8,139	7,480
Non-cash goodwill impairment charges	24,254	—	24,254	—
Non-cash asset impairment charges	—	1,398	10,398	1,398
Non-cash stock-based compensation	259	658	1,466	3,373
Amortization of fair value adjustments to acquisition-date inventories	—	56	1,924	3,655
Other items, net	632	138	4,529	(609)
Adjusted EBITDA	$28,873	$19,073	$106,661	$79,163

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the U.S. Securities and Exchange Commission ("SEC"), including "Adjusted EBITDA." The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about HNH, its business, and its financial condition. The Company defines Adjusted EBITDA as income or loss from continuing operations before the effects of gains or losses from investment in associated company, realized and unrealized gains or losses on derivatives, interest expense, taxes, depreciation and amortization, LIFO liquidation gains or losses, and non-cash pension expense, and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting, and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S. ("U.S. GAAP"), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized losses on derivatives, interest expense, and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect gains or losses from the Company's investment in associated company;

•	Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses on derivatives and any LIFO liquidations of its precious metal inventory;

•	Adjusted EBITDA does not reflect the Company's interest expense;

•	Adjusted EBITDA does not reflect the Company's tax provision or the cash requirements to pay its taxes;

•	Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not include non-cash charges for pension expense and stock-based compensation;

•	Adjusted EBITDA does not include discontinued operations; and

•	Adjusted EBITDA does not include certain other non-recurring and non-cash items.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its U.S. GAAP financial measures, is the most informed method of analyzing HNH.

The Company reconciles Adjusted EBITDA to income or loss from continuing operations, net of tax, and that reconciliation is set forth above. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

About Handy & Harman Ltd.

Handy & Harman Ltd. is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its wholly-owned operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH's diverse product offerings are marketed throughout the U.S. and internationally.

HNH's companies are organized into six businesses: Joining Materials, Tubing, Building Materials, Performance Materials, Electrical Products, and Kasco.

The Company sells its products and services through direct sales forces, distributors, and manufacturer's representatives. HNH serves a diverse customer base, including the construction, electrical, electronics, transportation, power control, utility, medical, oil and gas exploration, aerospace and defense, and food industries.

The Company's business strategy is to enhance the growth and profitability of the HNH business units and to build upon their strengths through internal growth, the Steel Business System, and strategic acquisitions. Management expects HNH to continue to focus on high margin products and innovative technology. Management has evaluated and will continue to evaluate, from time to time, potential strategic and opportunistic acquisition opportunities, as well as the potential sale of certain businesses and assets.

The Company is based in New York, N.Y., and its common stock is listed on the NASDAQ Capital Market under the symbol HNH. Website: www.handyharman.com

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect HNH's current expectations and projections about its future results, performance, prospects, and opportunities. HNH has tried to identify these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate," and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities in 2017 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, HNH's need for additional financing and the terms and conditions of any financing that is consummated, customers' acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, the possible volatility of the Company's stock price, and the potential fluctuation in its operating results. Although HNH believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2016, for information regarding risk factors that could affect the Company's results. Except as otherwise required by Federal securities laws, HNH undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

CONTACT:	PondelWilkinson Inc.
Roger S. Pondel, 310-279-5965
rpondel@pondel.com